UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2010

Echo Metrix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31590	11-3621755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 Jericho Turnpike, Suite 208E, Syosset, New York	11791
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (516) 802-0223
With Copies to: Gregory Sichenzia, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway New York, New York 10006
N/A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01. Entry into a Material Definite Agreement.

On March 4, 2010, Echo Metrix, Inc. (the “Company”) entered into Amendment No. 2 (“Amendment No. 2”) to the Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009, as amended by Amendment No. 1 to the Series B Convertible Preferred Stock Purchase Agreement, with Rock Island Capital, LLC (the “Purchaser”), dated September 4, 2009 (as amended, the “Purchase Agreement”).

Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchaser, in tranches (with the last tranche to occur within approximately 60 days from execution of Amendment No. 2), an aggregate of 550,055 shares of Series B Preferred Stock (of which 220,022 shares were sold prior to execution of Amendment No.2) for an aggregate purchase price of $5,000,000 (of which $2,000,000 was sold prior to execution of Amendment No. 2). In addition, the Company agreed to issue to the Purchaser five-year warrants to purchase 50,000,000 shares at an exercise price of $0.03, exercisable on a cashless basis, and 50,000,000 shares at an exercise price of $0.06, not exercisable on a cashless basis, in tranches pro rata with the sale of the Series B Preferred Stock. The exercise price of the warrants not exercisable on a cashless basis shall be reduced to $0.03 if the closing price of the Company’s common stock has a volume weighted average price of less than $0.06 for a thirty day period during the term of such warrants. The Company also agreed to issue to the Purchaser 45,000,000 shares of common stock (the “Additional Shares”), in tranches pro rata with the sale of the Series B Preferred Stock. The Purchaser may terminate the Purchase Agreement upon 10 days’ written notice, in which event the Purchaser shall not be obligated to make any additional purchases under the Purchase Agreement, except for a final purchase for $300,000.

The Company agreed to file a registration statement to register the Additional Shares and the shares issuable upon exercise of Warrants issued under the Purchase Agreement, subject to any limitations imposed by Rule 415 under the Securities Act of 1933, as amended, within 30 days of receipt of the aggregate purchase price under the Purchase Agreement, and to use its best efforts to cause the registration statement to be declared effective within 90 days (150 days if the SEC reviews the registration statement) following the filing of such registration statement.

In connection with the Purchase Agreement, the Company filed an Amended and Restated Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”). Under the Certificate of Designation:

•
Shares of Series B Preferred Stock are convertible into shares of common stock at an initial ratio of 1 to 100, subject to adjustment in the event of stock splits, stock dividends, and similar transactions.

•	The holders of Series B Preferred Stock are entitled to cash dividends in the aggregate amount of $2,500,000, subject to the Company meeting certain performance thresholds.

•
The holders of Series B Preferred Stock are entitled to cumulative dividends at the rate of 7% (of the purchase price of $9.09), payable in shares of common stock, and any additional dividends on an-converted basis with the common stock.

•
The holders of Series B Preferred Stock are entitled to such number of votes equal to 51% of the outstanding common stock on an-converted basis, only with respect to a proposal to increase the authorized number of shares of capital stock.

•
Subject to payment of the aggregate purchase price under the Purchase Agreement, the holders of Series Preferred Stock are entitled to two votes for each share of common stock into which the Series B Preferred Stock is convertible.

•
Subject to payment of the aggregate purchase price under the Purchase Agreement, the Company is required to obtain the approval of holders of 66% of the Series B Preferred Stock with respect to certain actions.

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investor was an accredited investor and/or qualified institutional buyers, the investor had access to information about the Company and their investment, the investor took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

The Company was represented in the transaction by Sichenzia Ross Friedman Ference LLP.

ITEM 3.02.  Unregistered Shares of Equity Securities

See Item 1.01.

ITEM 3.03.  Material Modifications to Rights of Security Holders.

See Item 1.01.

ITEM 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

See Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 10th day of March, 2010		Echo Metrix, Inc.

	By:	/s/ Erica Zalbert
Erica Zalbert
Chief Financial Officer